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                                  EXHIBIT 4

                         PROTECTIVE LIFE CORPORATION
                          DEFERRED COMPENSATION PLAN
                                 FOR OFFICERS


1.    ELIGIBILITY AND PURPOSE

      Officers of Protective Life Corporation and its affiliates (the "Company") who participate in either the Annual Incentive Plan (including for purposes of this Plan, any other eligible bonus plan designated by the Compensation and Management Succession Committee) or Performance Share Plan, or both shall be eligible to participate in the Protective Life Corporation Deferred Compensation Plan for Officers (the "Plan"). Any Officer who elects to participate in the Plan ("Officer") shall thereby defer the receipt of all or any portion of such bonuses payable under the Annual Incentive Plan or Performance Share Plan by the Company to such Officer (the "Deferrable Compensation").

2.    DEFERRAL OF COMPENSATION

      An Officer may elect to defer all or any portion of the Deferrable Compensation by executing a form prescribed by the Company and delivering such election form to the Company seven days prior to the payable date of the Deferrable Compensation as determined by the Compensation and Management Succession Committee of Protective Life Corporation. The amount of Deferrable Compensation deferred shall be paid or distributed to the Officer in accordance with the provisions of Section 5 or Section 6, below.

3.    DEFERRED COMPENSATION ACCOUNT

      The Company shall establish a deferred compensation account (the "Account") for the Officer. As of the date payments of Deferrable Compensation otherwise would be made to the Officer, the Company shall credit to the Account, in cash or stock equivalents, or a combination thereof, as hereinafter provided, that amount of the Deferrable Compensation which the Officer has elected to defer.

4.    CASH OR STOCK ELECTION

      (a) As of the date payments of Deferrable Compensation otherwise would be made to the Officer, the amount due the Officer shall be credited to the Account either as a cash allotment or as a stock allotment, or a portion to each, as the Officer shall elect, except that any Performance Share Plan bonuses will be credited as a stock allotment.

      (b) If a cash allotment is elected in whole or in part, the Account shall be credited with the dollar amount of the allotment. Interest (at the rate described below) on the Average Daily Balance (computed as described below) shall be credited to the Account as of the last day of each calendar month before and after the termination of the Officer's service and after the Officer's death or disability until the total balance in the Account has


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been paid out in accordance with the provisions of Section 5 or Section 6, below. The interest rate for each calendar month shall be the 30-Day London Interbank Offered Rate (LIBOR) plus 75 basis points for the last business day of the immediately preceding calendar month as published in THE WALL STREET JOURNAL. The "Average Daily Balance" shall be the quotient obtained by dividing the sum of the closing balance in the Account at the end of each calendar day in a calendar month by the number of days in such calendar month.

      (c)(1) If a stock allotment is elected in whole or in part, the Account shall be credited with a stock equivalent that shall be equal to the number of full and fractional shares of the Company's Common Stock, par value $0.50 per share (the "Common Stock"), that could be purchased with the dollar amount of the allotment using the Average Closing Price (as defined below) of the Common Stock for the twenty (20) trading days ending on the day preceding the date the Account is so credited. The "Average Closing Price" of the Common Stock means the average of the daily closing prices for a share of the Common Stock for the applicable twenty (20) trading days on the Composite Tape for the New York Stock Exchange D Listed Stocks, or, if the Common Stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on which the Common Stock is listed, or, if the Common Stock is not listed on any such Exchange, the average of the daily closing bid quotations with respect to a share of the Common Stock for such twenty (20) trading days on the National Association of Securities Dealers, Inc., Automated Quotations Systems or any system then in use, or, if no such quotations are available, the fair market value of a share of the Common Stock as determined by a majority of the Board; provided, however, that if a Change in Control (as defined below) shall have occurred, then such determination shall be made by a majority of the Continuing Directors (as defined below).

      (2) The Account also shall be credited as of the payment date for each dividend on the Common Stock with additional stock equivalents computed as follows: The dividend paid, either in cash or property (other than Common Stock), upon a share of Common Stock to a shareholder of record shall be multiplied by the number of stock equivalents in the Account and the product thereof shall be divided by the Average Closing Price of the Common Stock for the twenty (20) trading days ending on the day preceding the dividend payment date. In the case of dividends payable in property, the amount paid shall be based on the fair market value of the property at the time of distribution of the dividend, as determined by a majority of the Board; provided, however, that if a Change in Control shall have occurred, then such determination shall be made by a majority of the Continuing Directors.

      (3) In the event of any change in the Common Stock, upon which the stock equivalency hereunder is based, by reason of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination or exchange of shares, or any other change in corporate structure, the number of shares credited to the Account shall be adjusted in such manner as a majority of the Board shall determine to be fair under the circumstances; provided, however, that if a Change in Control shall have occurred, then such determination shall be made by a majority of the Continuing Directors.

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5.    DISTRIBUTION

      (a) Except as otherwise provided in the Plan, at the Officer's election, the balance in the Account shall be paid out to the Officer commencing on the date which the Officer has specified on the election form.

Except as otherwise provided in the Plan, the balance in the Account shall be paid either in a lump sum or, at the Officer's election, made by executing an election form prescribed by the Secretary of the Company and delivering such form to the Secretary at least ninety (90) days prior to the date payments are to begin, in monthly, quarterly, semiannual or annual installments, but such installments shall be payable over a period of years not to exceed ten (10) years (the "Payout Period"). The amount of each installment shall be determined as of the first day of the period in which payment is to be made by dividing the then balance in the Account by the then remaining number of payment dates in the Payout Period. The lump sum or first periodic installment shall be paid by the Company as promptly as is convenient, but not more than sixty (60) days following the date specified by the Officer.

      (b) In the event the Officer ceases to be an Officer of the Company, other than after a Change in Control as defined in Section 6(a) below or upon retirement, the entire current balance in the Account shall be immediately payable in a lump sum.

      (c) In the event of the death of the Officer prior to distribution of the entire balance in the Officer's Account, the balance in the Account shall be payable in a lump sum to:

            (i) the surviving beneficiary (or surviving beneficiaries in such proportions as) the Officer may have designated by notice in writing to the Company unrevoked by a later notice in writing to the Company or, in the absence of an unrevoked notice,

            (ii) the beneficiary (or beneficiaries in such proportions as) the Officer may have designated by will or, if no beneficiary is designated,

            (iii) the legal representative of the Officer's estate.

      In the event an Officer becomes disabled or suffers a hardship, the payment commencement date and/or payment schedule with respect to a balance in an Officer's Account may be accelerated by the Compensation and Management Succession Committee of Protective Life Corporation (or its designee) in its sole discretion.

      (d) The provisions of the Plan shall apply to and be binding upon the beneficiaries, distributees and personal representatives and any other successors in interest of the Officer.

      (e) Distribution of the cash in the Account shall be made in cash. Distribution of stock equivalents in the Account shall be made in whole shares of the Company's Common Stock; fractional shares shall be paid in cash in an amount equal to the number


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of fractional shares multiplied by the Average Closing Price of the Common
Stock for the twenty (20) trading days ending on the day preceding the date of distribution.

      (f) The Company shall deduct from all distributions hereunder any taxes required to be withheld by the federal or any state or local government.

6.    ACCELERATION OF DISTRIBUTION

      (a)   "Change in Control" means:

      (1) The acquisition by any person, entity or "group", within the meaning of Section 13(d)(3) or (14)(d)(2) of the Exchange Act (excluding for this purpose, any employee benefit plan of the Company or any of its subsidiaries which acquires beneficial ownership of voting securities of the Company), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either the then outstanding shares of Common Stock or the combined voting power of the Company's then outstanding voting securities, in one transaction or a series of transactions; provided, however, that, if prior to such an acquisition, a majority of the Continuing Directors determines that such acquisition shall not, for purposes of the Plan, be deemed a Change in Control, such acquisition shall not constitute a Change in Control hereunder;

            (2) Individuals who, as of the Effective Date (as defined below), constitute the Board (the "Continuing Directors") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a Director of the Company subsequent to the Effective Date whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the Continuing Directors (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened solicitation with respect to the election or removal of directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of the Plan, considered as though such person were a Continuing Director; or

            (3) Approval by the Board of (i) a merger, consolidation or reorganization of the Company in which, as a consequence of the transaction, either the Continuing Directors do not constitute a majority of the directors of the continuing or surviving corporation or any person, entity or "group," within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, controls 20% or more of the combined voting power of the continuing or surviving corporation; (ii) any sale, lease or other transfer, in one transaction or a series of transactions, of all or substantially all of the assets of the Company; or (iii) any plan or proposal for the liquidation or dissolution of the Company; provided, however, that, if at the time of such approval, a majority of the Continuing Directors determines that such merger, consolidation, reorganization, sale, lease, other transfer, liquidation or dissolution shall not, for purposes of the Plan, be deemed a Change in Control, such transaction shall not constitute a Change in Control hereunder, and, provided further, that, if a majority of the Continuing Directors so determines, a Change in Control shall not be deemed to occur until the consummation of any such transaction.

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      (b)   Notwithstanding any other provision of the Plan, if a Change in
Control occurs and at any time after the occurrence of such Change in Control either of the following events occurs:

            (1)   the Officer ceases to be an Officer of the Company;

            (2)   the Plan is terminated; or

            (3)   The Company's capital structure is changed materially;

then the Officer shall complete a new election form which shall supersede any prior elections made by such Officer. Upon a Change in Control, the Officer may reallocate the Officer's Account (including Performance Share Plan bonuses credited as a stock allotment) between cash and stock allotments.

      (c) Distribution shall be in accordance with Sections 5(b), 5(c), 5(d) and 5(e), above, except that distribution of stock equivalents in the Account shall be made in cash in an amount equal to the number of stock equivalents to be distributed multiplied by the greater of (i) the Average Closing Price of the Common Stock for the twenty (20) trading days ending on the day preceding the date on which the right to such distribution arose; (ii) the Average Closing Price of the Common Stock for the twenty (20) trading days ending on the day preceding the date of the Change in Control; or (iii) the highest price per share of Common Stock in the transaction or series of transactions constituting the Change in Control.

      (d) Reallocation of deferred amounts in the Officer's Account in accordance with Section 6(3)(b) between the stock allotment and cash allotment, shall be valued at the greater of (i) the Average Closing Price of the Common Stock for the twenty (20) trading days ending on the day preceding the date on which the right to such reallocation arose; (ii) the Average Closing Price of the Common Stock for the twenty (20) trading days ending on the day preceding the date of the Change in Control; or (iii) the highest price per share of Common Stock in the transaction or series of transactions constituting the Change in Control.

      (e) Any payments shall be made by the Company as promptly as practicable, but not more than thirty (30) days following the date on which the right to such payment arose. The Company shall promptly reimburse the Officer for all legal fees and expenses reasonably incurred in successfully seeking to obtain or enforce any right or benefit provided under this Section 6.

      (f) This Section 6 may not be amended or modified after the occurrence of a Change in Control.

7.    MISCELLANEOUS

      (a) The election to defer Deferrable Compensation, including, but not limited to, the allocation of the amount deferred between the cash allotment


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or the stock allotment portion of the Account, or a combination thereof, and the time and manner of distribution, shall be irrevocable as to amounts payable following the time when the election is made and shall remain irrevocable until a new election form reflecting a change or revocation with respect to amounts payable in a subsequent time period is delivered to the Company not later than seven (7) days preceding the payment date of subsequent Deferrable Compensation to which such change or revocation is applicable.

      (b) Neither the Officer nor any other person shall have any interest in any fund or in any specific asset of the Company by reason of amounts credited to the Account of a Officer hereunder, nor the right to exercise any of the rights or privileges of a shareholder with respect to any stock equivalents credited to the Account, nor the right to receive any distribution under the Plan except as and to the extent expressly provided for in the Plan. Distributions hereunder shall be made from the general funds of the Company, and the rights of the Officer shall be those of an unsecured general creditor of the Company.

      (c) The interest of the Officer under the Plan shall not be assignable by the Officer or the Officer's beneficiary or legal representative, either by voluntary assignment or by operation of law, and any assignment of such interest, whether voluntary or by operation of law, shall be ineffective to transfer the Officer's interest; provided, however, that (i) the Officer may designate a beneficiary to receive any benefit payable under the Plan upon death, and (ii) the legal representative of the Officer's estate may assign the Officer's interest under the Plan to the persons entitled to any benefit payable under the Plan upon the Officer's death.

      (d) Except as provided in Section 6, above, the Company may amend, modify, terminate or discontinue the Plan at any time; provided, however, that no such action shall reduce the amounts credited to the Account of the Officer immediately prior to such action, nor change the time, method or manner of distribution of such amount, including, without limitation, distribution in accordance with Section 6, above.

      (e) Nothing contained herein shall impose any obligation on the Company to continue the tenure of the Officer beyond the term for which such Officer may have been elected or appointed or shall prevent the removal of such Officer.

      (f) This Plan shall be interpreted by and all questions arising in connection therewith shall be determined by the Compensation and Management Succession Committee of Protective Life Corporation (or its designee) whose interpretation or determination, when made in good faith, shall be conclusive and binding, unless a Change in Control shall have occurred, in which case such interpretation or determination shall be made by a majority of the Continuing Directors.

      (g) If any amounts deferred pursuant to the Plan are found in a "determination" (within the meaning of Section 1313(a) of the Internal Revenue Code of 1986, as amended) to have been includible in gross income by an Officer prior to payment of such amounts from the Officer's Account, such amounts shall be immediately paid to such Officer, notwithstanding the Officer's elections pursuant to Section 2.


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      (h)   The Deferrable Compensation is still subject to Federal Insurance
Contributions Taxes at the rate required by Section 3101 of the Internal Revenue Code, as amended. The Company will withhold such taxes from other compensation which is not deferred.

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